Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Almost Family, Inc. for the registration of $75,000,000 of common stock, series preferred stock, warrants and debt securities and 500,000 shares of its common stock and to the incorporation by reference therein of our report dated November 7, 2006, except for Note 11, subsequent event, the date for which is November 16, 2006, with respect to the consolidated financial statements of Mederi, Inc. and subsidiaries, which report appears in the report on Form 8-K/A of Almost Family, Inc., as filed on February 15, 2007 with the U.S. Securities and Exchange Commission.

/s/ HIXSON, MARIN, DESANCTIS & COMPANY, P.A.

North Miami Beach, Florida

June 1, 2007

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